Exhibit 99.1

Shermen WSC Acquisition Corp. Files Preliminary Proxy Statement for Proposed Merger with ED&F Man Holdings Limited’s Bulk Liquid Storage and Liquid Animal Feed Supplement Businesses (“Westway Group”)

NEW YORK, NY, January 20, 2009

Shermen WSC Acquisition Corp. (OTCBB: SACQU) (“Shermen” or the “Company”) announced the filing on January 20, 2009 of a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) with respect to a special meeting of stockholders to be held to consider and vote upon the previously announced merger with ED&F Man Holdings Limited’s (together with its subsidiaries, “ED&F Man”) bulk liquid storage and liquid animal feed supplement businesses (“Westway Group”, “Westway” or the “Businesses”).

Following the completion of the SEC’s review of the preliminary proxy statement, Shermen will mail a definitive proxy statement to its stockholders of record.  The date of the special meeting of stockholders and the record date for the meeting will be specified in the definitive proxy statement. For stockholders’ general information, the preliminary proxy statement is available from the SEC’s website at http://www.sec.gov/.  Assuming all closing conditions are met, Shermen anticipates completing the transaction in the second quarter of 2009.

About Shermen

Shermen is a “blank check” company organized under the laws of the State of Delaware for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the agriculture industry.  In 2007, Shermen through its initial public offering raised, net of fees and expenses, approximately $131.5 million including $3.65 million in a private placement of warrants that were deposited into a trust account.  Shermen has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities.

For further information:

Shermen WSC Acquisition Corp.
Francis P. Jenkins, III	Tel: (212) 332-2858
CRT Capital Group LLC
Rob Gibson	Tel: (203) 569-6857